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                                                                    Exhibit 4.11

                     10.35% COLLATERALIZED CONVERTIBLE NOTE


                       CIRCLE CREEK AQUACULTURE VIII, L.P.


NOTE NO. _______________                     $__________________________________
                                              MATURITY DATE:  December 31, 2000
                                              DATE OF ISSUANCE:  ________, 19__
                                              NASHVILLE, TENNESSEE

   CIRCLE CREEK AQUACULTURE VIII, L.P. (the "Partnership") promises to pay to:

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("Registered Holder") the principal sum of $____________________, together with interest at the rate of TEN AND THIRTY-FIVE ONE-HUNDREDTHS PERCENT (10.35%) PER ANNUM, in the manner and at the times specified herein.

         THIS NOTE IS ONE of a class of up to $700,000 of Collateralized Convertible 10.35% Notes of the Partnership (the "Notes"). Each Note is issued pursuant to the terms of the LOAN AGREEMENT (the "Loan Agreement") wherein each Registered Holder has agreed to make a loan to the Partnership.

         THIS FORM OF NOTE IS A FACSIMILE AND NOT NEGOTIABLE. THE OWNERSHIP OF THIS NOTE IS DOCUMENTED ON THE PARTNERSHIP'S BOOKS AND RECORDS IN THE NAME OF REGISTERED HOLDER, WHICH SHALL CONSTITUTE THE SOLE EVIDENCE OF OWNERSHIP THEREOF.

1. PAYMENT

         (a) The Partnership agrees to pay interest on the principal amount of the Note as follows:

                  (i) Interest shall accrue on the unpaid principal amount of the Notes from the Date of Issuance and thereafter at the rate of ten and thirty-five one hundredths percent (10.35%) per annum, simple interest.

                  (ii) Interest shall be payable quarterly, in arrears, on the first day of the first month following the quarter to which the interest payment relates (the "Payment Date"). Interest shall be computed on the basis of a 360-day year comprised of four 90-day quarters, except for the quarter in which the Note is issued or if the Note is redeemed prior to maturity, interest shall be calculated on the actual number of days the Note is outstanding during the month it is redeemed. The Partnership may pay interest by check mailed to the Registered Holder's address of record as of the Payment Date.

                  (iii) Any accrued but unpaid interest shall be due in full upon such date as the principal balance of the Note is due and payable.

                                   EXHIBIT "C"
                                       to
                                   Memorandum

                  (iv) Anything herein to the contrary notwithstanding, the rate of interest provided herein shall not exceed the maximum rate permitted by applicable usury laws.


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         (b) The principal amount of this Note, together with any accrued and unpaid interest thereon, shall be payable in full to the Registered Holder thereof on the Principal Payment Date. The Principal Payment Date shall be the earlier of: (i) December 31, 2000; or (ii) the Call Date called pursuant to
Section 2 below; or (iii) the Redemption Date pursuant to Section 3 below. The Registered Holder need not surrender this form of Note, which is a facsimile and not of legal tender.

2. THE PARTNERSHIP'S RIGHT TO PREPAY THE NOTE

         The Partnership may prepay ("Call") all or any portion of the indebtedness represented by this Note at any time, or from time to time, by giving written notice to the Registered Holder not less than 30 days nor more than 60 days prior to the date set for such prepayment (the "Call Date").

3. NOTEHOLDER'S OPTION TO REDEEM THE NOTE

         (a) At any time after January 1, 1998, the Registered Noteholder may cause the Partnership to redeem this Note on the next following December 31 (the "Redemption Date") by delivery of a written request to the Partnership at least one hundred twenty (120) days prior to the requested Redemption Date. Upon receipt of the redemption request, the Partnership will be required to redeem this Note as of the respective Redemption Date by the payment of the unpaid balance of principal and accrued interest adjusted to reflect a reduced effective annual yield set forth below for the respective Redemption Date.


         Redemption Date                           Adjusted Effective Yield
         ---------------                           ------------------------
         December 31, 1998                                   8.35%
         December 31, 1999                                   9.35%


         Any request for early redemption must be delivered to the Partnership at its principal business office address.

4. THE AGENCY AGREEMENT

         The Partnership, CHG Properties, Inc. (the "Agent"), and the Registered Holder have entered into the Agency Agreement dated August 15, 1995 (the "Agency Agreement") wherein the Agent is authorized to act as the exclusive Agent of Registered Holder and all Registered Holders of the Notes in exercising any rights of Registered Holder upon the occurrence of a default or Event of Default. The Agency Agreement, as it may from time to time be amended, provides for the rights, limitation of rights, obligations, duties, indemnities and immunities of Agent, the Partnership and Registered Holder. In the event Agent's services are terminated and no replacement Agent is elected, any action an Agent could take under the Agency Agreement may be taken by a Majority Vote of the Registered Holders (i.e., the written vote or consent of the Registered Holders holding more than fifty percent (50%) of the unpaid principal balance of the Notes then outstanding).

5. CONTINUING COVENANTS




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         (a) Limitation On Partnership Debt.  Nothing in this Note shall in any way restrict or prevent the Partnership from incurring any debt, including secured debt, to operate its business except:

                  (i) During the period the Notes are outstanding, the Partnership shall not, at any time, voluntarily incur aggregate debt (as defined below), excluding collateralized, secured debt, in an amount exceeding fifty percent (50%) of the Partnership's total equity at the end of each fiscal quarter of the Partnership as shown on its applicable report on Form 10-Q or 10-K (or, if the Partnership is not required to file such reports, then on its financial statements); and

                  (ii) The Partnership shall not be in default with respect to any other of its debt obligations including any payment of principal or interest. For the purposes hereof, "default" means the Partnership's failure to cure any default under the terms of any debt obligation within thirty (30) days of notice of such default by creditor under the respective debt obligations.

         For the purposes of the foregoing, "debt" means any unsecured indebtedness, contingent or otherwise, with respect to borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Partnership or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon the balance sheet of the Partnership in accordance with generally accepted accounting principles.

         (b) Limitation On Merger, Consolidation Or Sale Of Assets. During the time any principal or interest is owing on the Notes, the Partnership shall not merge, consolidate with or transfer all or substantially all of its assets to another corporation, Partnership, person or entity, unless (i) the successor is organized under the laws of the United States or a state thereof, (ii) the successor assumes all obligations of the Partnership with respect to the Notes, and (iii) after such transaction no Event of Default under the Notes exists.

6. EVENTS OF DEFAULT

         (a) An "Event of Default" under the terms of the Notes, is one or more of:

                  (i) a default for 30 days in the payment of interest on the Notes; or

                  (ii) a default for 30 days in payment of principal on the Notes; or

                  (iii) failure by the Partnership for 60 days after written notice from Agent to comply with any of its covenants set forth in Sections 5 above or Section 7 below hereof; or

                  (iv) an event of the Partnership's bankruptcy or insolvency;
or

                  (v) the Partnership's failure to maintain the Collateral (as defined in Section 7 below) as required under the terms of a Security Agreement; or

                  (vi) Any default by the Partnership under the Agency
Agreement.

         (b) For the purposes of this Note, "bankruptcy" or "insolvency" means the filing in any court pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or filing


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for reorganization or for the appointment of a receiver or trustee of all or a material portion of the Partnership's assets, an assignment for the benefit of creditors, if the Partnership admits in writing its inability to pay its debts as they fall due or the seeking, consenting to, or acquiescing in the appointment of a trustee, receiver or liquidator of any material portion of its property. Bankruptcy or insolvency shall also include the filing against the Partnership, in any court, pursuant to any statute of the United States or of any state, of a petition in bankruptcy or insolvency, or for reorganization, or for appointment of a receiver or trustee of all or a substantial portion of the Partnership's property, and within 90 days after such commencement of any such proceeding against the Partnership such petition shall not have been dismissed.

         (c) Upon the occurrence of an "Event of Default", the principal amount hereof together with all accrued but unpaid interest thereon may, at the discretion of Registered Holder, through the Agent as provided in the Agency Agreement, be declared and upon such declaration shall become due and payable in the manner, with the effect and subject to the conditions provided in the Agency Agreement. All interest and principal payable under this Note shall be payable in lawful money of the United States of America. In the event the Partnership fails to make any payment of principal or interest hereunder when due, Registered Holders of the Notes shall be entitled to recover from the Partnership all costs of effecting collection, including, but not limited to, reasonable attorneys' fees and costs.

         (d) As a condition to the purchase of the Notes, Registered Holder hereby agrees to execute the Loan Agreement whereby that person appoints Agent to act as Registered Holder's exclusive agent for the exercise of his/her remedies in the event of a default or if an Event of Default occurs. Registered Holder may not take actions to enforce the terms of the Notes, except as provided in the Note and the Agency Agreement.

7. SECURITY

         The payment of these Notes shall be secured by one or more Security Instruments to be held by Agent as trustee pursuant to the Agency Agreement. The Security Instruments shall constitute liens on the catfish inventory of the Partnership at the Partnership's real property in Bolivar County, Mississippi (the "Collateral").

         During all times the Notes are outstanding, the Partnership shall have delivered to Agent fully executed and duly assigned Security Instruments on behalf of all Registered Holders of the Notes. The Security Instruments shall have been properly recorded in the public records and shall constitute a valid, enforceable, and duly recorded senior lien on the Collateral. Each Security Instrument shall be given as security for the payment of the Notes. As set forth in the Agency Agreement, Agent shall have the exclusive right to reject one or more of the Security Instruments on behalf of Registered Holder and to act as trustee thereunder.

8. CONVERSION

         (a) This Note will be convertible, in whole but not in part, at the option of Registered Holder at any time from and after the date of issuance and prior to its maturity, except if: (i) this Note is called for redemption at any time from and after the date of its issuance and prior to its maturity, or (ii) there is a merger, reorganization, consolidation involving the Partnership or the Partnership sells all or substantially all of its assets (a "reorganization"), then this Note will be so convertible at any time prior to the close of business on the fifteenth (15th) day preceding the date fixed for such redemption.



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         (b) This Note is convertible into fully paid and nonassessable Units of
Limited Partner interest of the Partnership, as defined in the Partnership Agreement, at the rate of $125.00 per Unit. In order to exercise the conversion privilege granted, the Registered Holder will surrender this Note to the Company with a duly executed form for conversion hereinafter provided. The Company shall not be obligated to issue fractional Units but shall pay in cash such fractional amount. To the extent the unpaid principal of this Note is not sufficient to purchase an even multiple of Units under the terms hereof, Registered Holder shall have the option to purchase the fraction of a Unit created by such insufficiency by paying cash at the rate of $125.00 per Unit.

         (c) To convert this Note into Units, Registered Holder must deliver to the Partnership a duly executed Election to Convert, together with this Note and the additional cash payment, if any, at the principal business office of the Partnership. The Partnership will promptly issue to the holder the Units into which this Note is to be convertible. Units of the Partnership issued upon the conversion of this Note will not be entitled to any distribution declared upon such Unit(s) prior to the date of the receipt by the Partnership of such Election To Convert and of this Note, and upon such conversion Registered Holder will not be entitled to any interest on this Note not due and payable at or prior to the date such Notice is received by the Partnership.

         (d) This Note will be deemed to have been surrendered for conversion and converted at the close of business on the date on which it is received by the Partnership or a designated agent of the Partnership with the Election To Convert duly executed, and on such receipt the Partnership will promptly issue and deliver to the person or person entitled a certificate or certificates evidencing the number of Units into which this Note will have been converted. The Partnership will then cancel this Note. The Partnership agrees to reserve for issuance sufficient Units of its authorized but unissued Units as will be necessary to satisfy its obligation to issue such Units upon conversion of this
Note in accordance with its terms.

9. REGISTERED HOLDER OF NOTE

         (a) The Partnership may deem and treat any person in whose name this
Note is registered on its records as the absolute owner of this Note, for the purpose of making payments and giving notices hereunder, and for all other purposes. Neither the Partnership nor the Agent shall be affected by any notice to the contrary.

         (b) The Registered Holder of this Note, or such person's address of record, may be changed only upon prior written notice to the Partnership and a showing of compliance with Section 10 below. The Partnership shall reflect any such change no later than ten (10) business days after its receipt of such written notice and showing of compliance with Section 10, whichever is the last to occur.

10. TRANSFER OF NOTE

         Registered Holder may transfer this Note, or any interest therein, only in the event that either (i) all the Notes are registered under the Securities Act of 1933, or (ii) there exists an exemption from registration under federal or applicable state securities laws for such transaction. In the event the Registered Holder asserts such an exemption, the Partnership may request an opinion of legal counsel at the expense of the Registered Holder. This Note may be transferred only on the records of the Partnership upon written request to transfer in the form specified by the Partnership, delivered to the Partnership at its principal business offices, together with this facsimile of the Note. Transfer of the Note or any interest therein may be denied



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by the Partnership if, in its sole discretion, it
determines the foregoing restrictions on transfer have not been satisfied.

11. NATURE OF NOTE OBLIGATION

         This Note constitutes a secured, general obligation of the Partnership. The payment of any amounts owing on this Note remaining after the application of the value of the Security in payment thereof (the "Deficiency"), shall be pari passu in right of payment to the payment in full of all other unsecured debts of the Partnership, whether outstanding on the date this Note is issued or thereafter created, incurred, assumed or guaranteed.

         Registered Holder shall be entitled to have recourse only against the Collateral and the Partnership for payment of any principal and interest on this Note, or for any recovery of attorneys' fees and/or costs, or for any other claim based hereon, or otherwise in respect hereof, or based on, or in respect of, the Agency Agreement, any amendment thereto or indenture supplemental thereto; and Registered Holder may not seek to impose any personal liability for any indebtedness on Agent, its successor or any General Partner, employee, contractor, or agent of the Partnership by reason of this Note.

12. MISCELLANEOUS PROVISIONS

         (a) Applicable Law. This Note shall be construed in accordance with the laws of the State of Tennessee.

         (b) Amendment. The terms and conditions of this Note may not be amended or modified without the written consent of a Majority Vote of the Registered Holders and the Partnership, except as provided in the Agency Agreement.

         (c) Binding On Assignor. The terms and conditions hereof shall be binding upon Registered Holder, his or her heirs, assigns and successors in interest to the same extent and in the same manner as the terms and conditions are binding on all Registered Holders.

         (d) Attorneys' Fees, Costs

         Should a dispute arise from this Note, the parties agree that the prevailing party or parties shall be entitled to recover from the non-prevailing party their costs, including reasonable attorneys' fees.

         THE RIGHTS, LIMITATION OF RIGHTS, OBLIGATIONS, DUTIES, INDEMNITIES AND IMMUNITIES OF THE PARTIES UNDER THIS NOTE ARE FURTHER DEFINED AND SET FORTH IN THE AGENCY AGREEMENT, INCLUDING AMENDMENTS THERETO. THE AGENCY AGREEMENT IS HEREBY INCORPORATED BY REFERENCE HEREIN.

         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
         1933, AS AMENDED (THE "ACT") OR CERTAIN APPLICABLE STATE SECURITIES ACTS. THIS NOTE MUST BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TOWARD DISTRIBUTION OR RESALE. THIS NOTE MAY NOT BE TRANSFERRED UNLESS REGISTERED OR


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         QUALIFIED FOR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER
         FEDERAL AND STATE SECURITIES LAWS.


                                    CIRCLE CREEK AQUACULTURE VIII, L.P.



                                    By: /s/ George S. Hastings, Jr.
                                       ----------------------------------------
                                       GEORGE S. HASTINGS, JR., General Partner


                                    By: Circle Creek Aquaculture, Inc.,
                                      a Tennessee corporation

                                    By: /s/ George S. Hastings, Jr.
                                       ----------------------------------------
                                       GEORGE S. HASTINGS, JR., President




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